Exhibit 5

October 6, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Registration Statement on Form S-8 Relating to the Lydall 2003 Stock Incentive Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Lydall, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) registering (a) 1,500,000 shares of common stock, par value $.10 per share (“Common Stock”), of the Company for issuance from time-to-time under the Lydall 2003 Stock Incentive Compensation Plan (the “Plan”), and (b) 75,000 shares of Common Stock reserved for issuance pursuant to two non-qualified stock option awards made by the Company to Roger M. Widmann, the Chairman of the Board of Directors of the Company under option agreements dated January 12, 2000 and May 8, 2002, respectively (the “Option Agreements”). The Company has asked us to furnish you with our opinion as to the matters hereinafter set forth in support of the Registration Statement.

In rendering this opinion, we have reviewed originals or copies, certified or otherwise authenticated to our satisfaction, of the Amended and Restated Certificate of Incorporation, Bylaws, the Option Agreements and other records of the corporate proceedings of the Company and such other documents, including the Plan, as we have deemed necessary. As to various questions of fact material to our opinion, we have relied upon statements of fact contained in the documents we have examined or made to us by officers of the Company, who by reason of their positions would be expected to have knowledge of such facts. In addition, we have reviewed such provisions of law and have made such other and further investigations as we have deemed necessary in order to express the opinions hereinafter set forth.

Based upon and subject to the foregoing, we are of the opinion that, upon the effectiveness of the Registration Statement, the 1,575,000 shares of Common Stock which may be issued and sold from time-to-time by the Company pursuant to (i) the Plan as described in the Registration Statement and the Prospectus comprising a part thereof, and (ii) the Option Agreements will be, when issued in accordance with the provisions of the Plan or the Option Agreements (as the case may be), validly issued, fully paid and nonassessable shares of Common Stock.

Securities and Exchange Commission

October 6, 2003

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

MURTHA CULLINA LLP

By:    /s/    Richard S. Smith, Jr.

        Richard S. Smith, Jr.

        A Partner of the Firm